NEWS RELEASE

Contact:       Bob Cardon, Dynatronics Corp.
800-874-6251 or 801-568-7000

Dynatronics Net Income Triples in Second Quarter

Salt Lake City, Utah (February 1, 2010) – Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fiscal second quarter ended December 31, 2009.

Net income for the fiscal second quarter increased 245% to $188,299 ($.01 per share), compared to $54,598 ($.00 per share) for the comparable quarter in the prior year. Net income for the six-month period ended December 31, 2009 increased to $256,923 ($.02 per share), compared to a net loss of $84,353 ($.01 per share) for the comparable prior year period.

Sales for the quarter were $8,501,437 compared to $8,718,893 for the second quarter of the prior fiscal year.  For the six-month period ended December 31, 2009, sales were $16,783,900, compared to $16,715,042 for the same period in the prior fiscal year.

 “The significant increase in profitability reflects building momentum from the strategies we have implemented over the last two years,” stated Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. “Increased demand for our advanced-technology medical devices together with lower operating costs during the quarter fueled the rise in net income.”

Over the past two years, Dynatronics has implemented a number of important strategies to reduce costs, improve operating efficiencies and reposition the Company in an evolving market place.  “It is invigorating to be reaping the benefits of the strategies we implemented to improve our operating results,” added Cullimore.  “The execution of our strategy to build and strengthen channels of distribution has been augmented by unexpected consolidations within our industry that have further aided in advancing our strategic plans.  Adding an improving economy further strengthens the expectation that our momentum will continue.”

The company’s strategic market initiatives were recently illustrated by the announcement of new preferred vendor arrangements with over 2,000 clinics associated with Preferred Therapy Providers and WorkWell Systems. “More and more chains of clinics are realizing the significant benefits Dynatronics offers,” said Larry K. Beardall, executive vice president of sales and marketing. “Despite the challenging economic times, we are moving forward aggressively to grow our business and gain market share.”

Dynatronics has scheduled a conference call for investors on Monday, February 1, 2010, at 1:30 p.m. ET. Those wishing to participate should call 800-861-4084 and use passcode 9921511.

A summary of the financial results for the three and six months ended December 31, 2009, follows:

Summary Selected Financial Data
Statement of Operations Highlights

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$8,501,437	$8,718,893	$16,783,900	$16,715,042
Cost of sales	5,174,060	5,405,338	10,277,181	10,205,845
Gross profit	3,327,377	3,313,555	6,506,719	6,509,197
SG&A expenses	2,699,357	2,827,427	5,411,726	5,804,074
R&D expenses	206,882	265,718	422,850	527,747
Other expense, net	110,936	130,493	220,167	278,288
Net income (loss) before income taxes	310,202	89,917	451,976	(100,912)
Income tax provision (benefit)	121,903	35,319	195,053	(16,559)
Net income (loss)	$188,299	$54,598	$256,923	$(84,353)
Net income (loss) per diluted share	$.01	$0.00	$.02	$(.01)

Balance Sheet Highlights

	December 31,	June 30,
	2009	2009
Cash	$362,763	$141,714
Accounts receivable	4,449,808	4,739,727
Inventories	5,971,500	6,199,251
Total current assets	11,652,780	12,003,068
Total assets	16,504,384	17,087,289

Accounts payable	1,517,461	1,795,520
Accrued expenses	454,503	446,327
Line of credit	4,338,752	4,602,651
Total current liabilities	7,102,435	7,785,881
Total liabilities	9,814,911	10,667,540
Total liabilities and equity	$16,504,384	$17,087,289

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

This press release contains forward-looking statements. Those statements include references to the company’s expectations and similar statements such as the statement regarding expectations for future growth in the company’s business and market share gains. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company’s products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company’s products, availability of financing at cost effective rates, and the risk factors listed from time to time in the company’s SEC reports including, but not limited to, the report on Form 10-K for the year ended June 30, 2009.